UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  10/11/2005

MCG Capital Corporation
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  0-33377

Delaware	54-1889518
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1100 Wilson Boulevard, Suite 3000, Arlington, VA 22209
(Address of Principal Executive Offices, Including Zip Code)

(703) 247-7500
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

The disclosure contained in Item 2.03 below is incorporated in this Item 1.01 by reference.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On October 11, 2005, MCG Capital Corporation issued $50 million of investment grade long-term unsecured five-year notes in a private placement. The notes have been rated "BBB-" by Fitch Ratings, Inc. and have a fixed interest rate of 6.73% per year payable semi-annually. The proceeds from the offering will be used for working capital and other general corporate purposes, including the origination of investments and reduction of outstanding borrowings under MCG's revolving credit facilities. Bayerische Hypo-und Vereinsbank AG, New York Branch ("HVB") acted as the placement agent for the issuance.

The Note Purchase Agreement contains customary terms and conditions, including, without limitation, affirmative and negative covenants such as information reporting, minimum stockholders' equity, minimum asset coverage ratio and minimum interest charges coverage ratio as well as customary events of default with customary cure and notice, including, without limitation, nonpayment, misrepresentation in a material respect, breach of covenant, cross-default to other indebtedness, bankruptcy and material adverse change.

MCG issued a press release on October 11, 2005 disclosing the above transaction. The text of this press release is included as Exhibit 99.2 to this Form 8-K.

Item 9.01.    Financial Statements and Exhibits

Exhibit 99.1: Note Purchase Agreement, dated October 11, 2005.

Exhibit 99.2: Press Release Dated October 11, 2005.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

MCG Capital Corporation

Date: October 12, 2005.	By:	/s/ Michael R. McDonnell
Michael R. McDonnell
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Note Purchase Agreement, dated October 11, 2005
EX-99.2	Press Release dated October 11, 2005